                                                                  Exhibit 10.29

                            SECURED PROMISSORY NOTE


March 26, 1997                                                    $3,000,000.00


The undersigned, XeTel Corporation, a Delaware corporation ("Maker"), for value received, promises to pay to Rohm U.S.A., Inc., a Delaware corporation (the "Company"), or any person or entity to whom this Note has been endorsed for payment or order (collectively the "Holder"), in the manner and at the place hereinafter provided, UPON DEMAND, the principal amount of Three Million Dollars ($3,000,000.00) or so much as may be outstanding upon demand (the "principal sum"), together with simple interest on the unpaid principal balance thereof until paid in full, at the Libor Rate plus 125 basis points as set forth herein.

This Note evidences an agreement by the Company to make advances to Maker on or before August 31, 1998, subject to the sole discretion of the Company, up to the total principal amount of the Note. Advances under this Note must be requested in writing by Maker or by an authorized person of Maker. Interest under this Note for each advance shall be fixed at the Libor Rate plus 125 basis points and accrue from the day of the advance. All payments made hereunder shall first be applied to interest then due and payable and any excess payments shall then be applied to reduce the principal amount payable on this Note.

Interest due hereunder shall be paid monthly. All computations of interest shall be on the basis of a 365 day year for the actual number of days elapsed in the relevant period (including the first day but excluding the last day). In no event shall the interest rate payable on this Note exceed the maximum rate of interest permitted to be charged under applicable law.

Principal and interest will be paid in lawful money of the United States of America at the address of the Holder of this Note as shown on the books of the Company. Maker shall have the right to prepay all or any portion (in minimum increments of $100,000) of the indebtedness represented hereby without premium or penalty.

The following is a statement of the rights of the Holder of this Note and the conditions to which this Note is subject, to which the Holder hereof, by the acceptance of this Note, agrees:

     1. Attorneys' Fees. If the indebtedness represented hereby is not paid in full when due, Maker promises to pay all costs of collection, including, but not limited to, reasonable attorneys' fees.

                                                                PROMISSORY NOTE
                                        XETEL CORPORATION AND ROHM U.S.A., INC.
                                                                 MARCH 26, 1997
                                                                         PAGE 2
================================================================================



     2. Replacement. On receipt of evidence reasonably satisfactory to Maker of the loss, theft, destruction or mutilation of this Note and, in the case of loss, theft or destruction, on delivery of an indemnity agreement or bond reasonably satisfactory in form and amount to the Company, or in the case of mutilation, on surrender and cancellation of this Note, Maker, at its expense, will execute and deliver, in lieu of this Note, a new Note of like tenor.

     3. Right To Accelerate Payment. This Note shall become immediately due and payable in the full amount of principal then unpaid, together with all accrued and unpaid interest thereon, at the option of the Holder of this Note, upon occurrence of any of the following events (an "Event of Default"):

          (a) Maker becomes insolvent in that either a petition is filed by or against Maker under any bankruptcy law, or Maker is unable to pay debts as they become due, or Maker makes a general assignment for the benefit of its creditors, or Maker takes any other action to take advantage of any insolvency laws; or

          (b) Maker fails to make payment when due of any part or installment of principal or interest, and such default is not cured within five (5) days of the Holder giving notice of such default to Maker; or

          (c) any default by Maker under the terms of the Security Agreement (described below) which is not otherwise specified in paragraphs (a) or (b) above, provided that Maker fails to cure any such default within five (5) days of the Holder giving notice of such default to Maker.

     4. Modification. This Note and any of its terms may be changed, waived or terminated only by a written instrument signed by the party against which enforcement of that change, waiver or termination is sought.

     5. Security. This Note is secured by certain collateral as agreed upon under the terms of a Security Agreement of even date herewith made between Maker and the Company. The Holder shall be entitled to all the benefits of the security as provided in the Security Agreement. In the event the Holder proceeds against the collateral and the proceeds of same are inadequate to pay any amounts due on this Note, Maker shall remain liable for any deficiency. Under certain conditions stated in the Security Agreement, the entire amount of this Note may become payable prior to the maturity date stated herein.

     6. Governing Law. This Note shall be governed by and construed and enforced in accordance with the laws of the State of California, as such laws are applied to contracts entered into by residents of such state and performed in such state. Maker

                                                                PROMISSORY NOTE
                                        XETEL CORPORATION AND ROHM U.S.A., INC.
                                                                 MARCH 26, 1997
                                                                         PAGE 3
================================================================================



consents to and agrees that jurisdiction shall be those state and/or federal courts in the County of Santa Clara, State of California, for any dispute arising hereunder.

     7. Financial Covenants. Maker agrees to: (i) maintain a minimum Tangible Net Worth starting at $21,500,000 effective March 31, 1996 with a step up of 50% of net income generated determined at the end of each fiscal year and 100% of all equity created from stock issuance and acquisitions (net of goodwill);
(ii) no more than a $3,000,000 quarterly loss, and no more than two consecutive quarterly losses, which losses cannot exceed $4,000,000 in two consecutive quarters; and, (iii) XeTel will provide a certification of compliance with the restrictive covenants.

     8. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery or on the day sent by facsimile transmission if a true and correct copy is sent the same day by first class mail, postage prepaid, or by dispatch by an internationally recognized express courier service, to the proper parties at the appropriate business address.

     9. Severability. If any provision of this Note should be found to be invalid or unenforceable, all other provisions shall nevertheless remain in full force and effect to the maximum extent permitted by law.



XeTel Corporation


By:  /s/ Angelo Decaro
     Angelo DeCaro
     President


Address: 2525 Brockton Drive
         Austin, TX 78758